(LOGO)

ANNUAL OFFICER'S CERTIFICATE



                                March 31, 1998

I, DANIEL L. PERL, Chairman, President and CEO of Life Bank (the "Servicer"), pursuant to the provisions of the Section Servicing Agreement dated September 1, 1997, (the "Agreement"), by and among Norwest Bank, Minnesota, Life Financial Home Loan Owner Trust 1997-1A, 1B, and the Servicer, do hereby certify as follows:

(i)  the Servicer has fully complied with the provisions of the Agreement

(ii) a review of activities of the Servicer during the preceding year and of the Servicer's performance under the Agreement has been made under my supervision; and

(iii)to the best of my knowledge, based on the review referred to in (ii) above, the Servicer has fulfilled all of its obligations, duties and responsibilities under the Agreement throughout the preceding quarterly period,and unless otherwise specified on Schedule I hereto, no Servicer Default exists.



         Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Agreement.

IN WITNESS  WHEREOF,  I have  executed this  certificate  this 31st day of March
1998.

                                                       SERVICER:
                                                       By:/s/Daniel L. Perl
                                                       Daniel L. Perl
                                                       Chairman, President & CEO


                                    LIFE BANK
 A LIFE FINANCIAL COMPANY 10540 MAGNOLIA AVE., SUITE B, RIVERSIDE, CA 92505-1814
 (888) 388-5433   (909) 637-4000